Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors
SJW Corp.:

We consent to the incorporation by reference in the registration statements (Nos. 333-105010 and 333-127383) on Form S-8 of SJW Corp. of our reports dated March 8, 2007, with respect to the consolidated balance sheets of SJW Corp. and its subsidiaries, as of December 31, 2006 and 2005, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of SJW Corp.

Our report on the consolidated financial statements refers to SJW Corp.’s adoption of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment and the initial funding status and disclosure provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. Also, our report refers to the Company’s change in method of quantifying financial statement errors in 2006.

/s/ KPMG LLP

Mountain View, California
March 8, 2007